Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	February 23, 2011	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Fourth Quarter and Year of 2010 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the fourth quarter and year of 2010 totaled $1.3 million, $.10 a share, and $12.4 million, $.99 a share, respectively. These results compare to net income of $3.7 million, $.30 a share, for both the fourth quarter and year of 2009. The decrease in fourth quarter earnings, when compared to the prior year, was primarily due to the sale of a 17.76-acre commercial real estate site in 2009, while there were no sales of commercial real estate in the fourth quarter of 2010. Net cash provided by operating activities was $2.4 million for the fourth quarter of 2010, and $28.9 million for the twelve months ended December 31, 2010, which compares to $4.7 million in the fourth quarter of 2009, and $16.9 million for the year of 2009.

Commenting on the results, Mr. Dillon stated, “Our excellent portfolio of diverse assets continued to respond well in these difficult times, and we reported profitable financial results for the seventh consecutive quarter, despite the overall depressed environment for both the forest and building products and residential and commercial real estate development businesses. The Company’s financial results for 2010 were outstanding, especially when current economic conditions are taken into account. Among the significant highlights for the year were: (1) an increase in the pine sawtimber harvest level as a result of recent acquisitions and biological growth; (2) the sale of 4,061 acres of recreational-use hardwood bottomland; (3) a $1.7 million increase in oil and gas revenues, as more gas wells were drilled in the Fayetteville Shale area; (4) the ability to capitalize on a temporary supply-side driven improvement in lumber prices, as we were able to supply logs to our mills from our fee timberlands enabling the mills to operate additional hours and increase production in response to market demand; (5) the ability of Del-Tin Fiber, our medium density fiberboard joint venture, to increase production of MDF to be used in moldings after an earthquake in Chile interrupted the supply of moldings normally imported into the United States; and (6) the 19-acre commercial real estate sale in Chenal Valley to a major healthcare provider, the second of a two-part transaction in which the buyer previously purchased 17.76 acres in the fourth quarter of 2009. These sales are bringing additional interest to our acreage adjacent to this site and will further increase the value of our real estate holdings.”

The Woodlands segment reported operating income of $7.9 million in the fourth quarter of 2010, compared to $6.7 million for the same period of 2009. The Company’s pine sawtimber harvest volume in the current period of 2010 was 134,602 tons, a 15,362-ton increase over the 119,240 tons harvested in the fourth quarter of 2009. The average per-ton sales price was $28 in the fourth quarter of both periods. During 2010’s fourth quarter, Deltic harvested 94,365 tons of pine pulpwood at an average price of $9 per ton, compared to 63,963 tons at an average price of $12 per ton for the same period of 2009. The lower pine pulpwood harvest volume in 2009 was caused by unusually wet weather conditions, while the current-quarter’s per-ton average sales price was 25 percent lower because of reduced demand from area papermills because of an increased pine pulpwood supply as a result of the extremely dry logging conditions experienced late in the year. Oil and gas revenues from lease rentals and royalties were $1.4 million for the fourth quarter of 2010 versus $1.2 million in 2009’s fourth quarter. The Company sold approximately 2,939 acres of recreational-use hardwood bottomland at a per-acre average sales price of $1,500 in 2010’s fourth quarter versus 2,400 acres sold at an average sales price of $1,600 per acre for the same period of 2009.

The Mills segment reported an operating loss of $1.1 million in the fourth quarter of 2010 compared to a loss of $.4 million for the same period of 2009. The increased loss was mainly due to a lower per-unit average sales price, partially offset by increased hourly production rates and improved operating efficiencies. The average lumber sales price was $245 per thousand board feet for the current quarter of 2010, which was a $20, or 8 percent, decrease when compared to $265 per thousand board feet for the same period a year ago. The lumber sales volume for the fourth quarter of 2010 was 68.2 million board feet, an increase of 37 percent when compared to 2009’s fourth quarter volume of 49.7 million board feet. The volume increase was the result of year-over-year improved hourly productivity rates and an increase in the hours of operation as the Company continued to match production with market demand.

The Company’s Real Estate segment reported an operating loss of $.6 million in the fourth quarter of 2010 compared to income of $2.4 million for the same period of 2009. Residential lot sales totaled 15 lots in 2010’s current period, an increase of 10 lots when compared to the corresponding quarter of 2009. Due to the sales mix, the current-quarter’s average sales price was $68,900 per lot, a $32,000 per-lot decrease when compared to 2009’s fourth quarter average sales price of $100,900 per lot. There were no sales of commercial real estate acreage during the fourth quarter of 2010, while the Company sold 17.76 acres of commercial property for $225,000 per acre in the prior-year fourth quarter.

Corporate operating expense was $4.4 million for 2010’s fourth quarter, which compares to $3.4 million for the same period of 2009. The increase is due to higher general and administrative expenses, mainly employee incentive plan expenses due to improved financial results for 2010. Deltic’s equity in earnings of Del-Tin Fiber was $.4 million for the current-year quarter versus break-even results for the same period of 2009. The Company’s income tax expense for the fourth quarter of 2010 was $.2 million compared to $.8 million in 2009’s corresponding quarter. The 2010 income tax rate benefitted from an out-of-period true-up of deferred state income taxes, while the 2009 tax rate benefitted from a reduced federal income tax rate on qualified timber sale gains that was not extended to 2010.

Capital expenditures were $6.8 million for 2010’s fourth quarter and $15.6 million for the year of 2010. For the corresponding periods of 2009, capital expenditures totaled $22.4 million and $32.7 million, respectively. The decrease was mainly due to fewer acres of timberland being acquired in 2010.

For the year 2010, the pine sawtimber harvest was 609,867 tons compared to 578,646 tons for 2009. In 2010, the average pine sawtimber sales price decreased $2 per ton from 2009’s rate, to $27 per ton. Sales of non-strategic timberland for the year of 2010 totaled 4,061 acres with an average sales price of $1,600 per acre, while in 2009 the Company sold 4,051 acres with a per-acre sales price of $1,700. Oil and gas lease rental and royalty income was $5.7 million in 2010 versus $4 million in 2009. Lumber sales volume increased 17 percent from 232.2 million board feet in 2009 to 270.8 million board feet in 2010. The average finished lumber sales price increased $40 per thousand board feet, to $290 per thousand board feet in 2010. Residential lot sales for the current year totaled 28 lots at an average price of $81,400 per lot versus sales of 14 lots in 2009 at $73,100 per lot. Deltic sold 19 acres of commercial real estate at $334,000 per acre in 2010 compared to 17.76 acres for $225,000 per acre in 2009. Equity in earnings of Del-Tin Fiber was $4.1 million for 2010, while 2009’s equity in earnings was $2.2 million.

Regarding the outlook for the first quarter and year of 2011, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 135,000 to 145,000 tons and 550,000 to 600,000 tons, respectively. Finished lumber sales are estimated to be 55 to 65 million board feet for the first quarter and 240 to 280 million board feet for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at one to three lots and 25 to 50 lots for the first quarter and year of 2011, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and the significant number of factors involved, it is difficult to estimate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 24, 2011, at 10:00 a.m. Central Time to discuss fourth quarter and year of 2010 earnings. Interested parties may participate in the call by dialing 1-866-543-6408 and referencing participant passcode identification number 39427176. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 3, 2011, by dialing 1-888-286-8010 and referencing replay passcode identification number 80034700.

Summary financial data and operating statistics for the fourth quarter and year of 2010 with comparisons to 2009 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$13.1	7.9	11.0	6.7
Mills	21.8	(1.1)	17.3	(0.4)
Real Estate	2.8	(0.6)	6.2	2.4
Corporate	—	(4.4)	—	(3.4)
Eliminations	(4.0)	0.1	(3.5)	(0.1)

Total net sales/operating income	$33.7	1.9	31.0	5.2

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$43.5	24.4	40.1	23.4
Mills	99.4	7.3	75.7	(5.8)
Real Estate	16.0	2.2	13.1	0.2
Corporate	—	(16.0)	—	(12.6)
Eliminations	(17.3)	—	(16.9)	0.7

Total net sales/operating income	$141.6	17.9	112.0	5.9

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$33,701	31,042	141,623	112,012

Costs and expenses
Cost of sales	24,124	19,539	93,405	79,947
Depreciation, amortization, and cost of fee timber harvested	3,022	2,746	13,235	12,617
General and administrative expenses	4,648	3,598	17,074	13,578

Total costs and expenses	31,794	25,883	123,714	106,142

Operating income	1,907	5,159	17,909	5,870

Equity in earnings of Del-Tin Fiber	389	59	4,058	2,216
Interest income	17	88	157	121
Interest and other debt expense	(859)	(929)	(3,528)	(3,647)
Interest capitalized	22	21	75	146
Other income/(expense)	12	13	54	54

Income before income taxes	1,488	4,411	18,725	4,760

Income taxes	(215)	(724)	(6,328)	(1,072)

Net income	$1,273	3,687	12,397	3,688

Earnings per common share
Basic	$0.10	0.30	0.99	0.30
Assuming dilution	$0.10	0.30	0.99	0.30

Dividends per common share paid	$0.075	0.075	0.300	0.300

Average common shares outstanding (thousands)
Basic	12,371	12,328	12,364	12,317
Assuming dilution	12,465	12,412	12,460	12,417

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31, 2010	Dec. 31, 2009

Assets
Current assets
Cash and cash equivalents	$3,831	4,783
Trade accounts receivable	4,604	4,888
Other receivables	98	86
Inventories	6,061	5,917
Prepaid expenses and other current assets	3,593	2,842

Total current assets	18,187	18,516

Investment in real estate held for development and sale	56,101	56,096
Investment in Del-Tin Fiber	8,249	9,104
Other investments and noncurrent receivables	479	4,882
Timber and timberlands - net	226,090	228,893
Property, plant, and equipment - net	32,557	33,886
Deferred charges and other assets	1,610	826

Total assets	$343,273	352,203

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,395	2,824
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	1,986	1,824
Income taxes payable	13	362
Deferred revenues and other accrued liabilities	10,162	6,981

Total current liabilities	15,667	13,102

Long-term debt	65,611	91,222
Deferred tax liabilities	5,345	5,448
Other noncurrent liabilities	26,639	26,132
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	79,081	78,290
Retained earnings	164,286	155,638
Treasury stock	(10,758)	(12,548)
Accumulated other comprehensive loss	(2,726)	(5,209)

Total stockholders’ equity	230,011	216,299

Total liabilities and stockholders’ equity	$343,273	352,203

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended December,
	2010	2009
Operating activities
Net income	$12,397	3,688
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	13,235	12,617
Stock-based compensation expense	1,696	1,705
Deferred income taxes	(2,667)	(345)
Real estate development capital expenditures	(3,471)	(4,304)
Real estate costs recovered upon sale	2,778	2,051
Timberland costs recovered upon sale	1,712	1,654
Equity in earnings of Del-Tin Fiber	(4,058)	(2,216)
Net increase in liabilities for pension and other postretirement benefits	1,015	1,268
Decrease in operating working capital other than cash and cash equivalents	2,265	1,559
Other - changes in assets and liabilities	3,996	(763)

Net cash provided by operating activities	28,898	16,914

Investing activities
Capital expenditures, excluding real estate development	(11,957)	(28,365)
Net change in purchased stumpage inventory	1,151	(172)
Advances to Del-Tin Fiber	(1,807)	(3,789)
Repayments from Del-Tin Fiber	6,720	5,345
Net change in funds held by trustee	4,107	189
Other - net	922	1,020

Net cash required by investing activities	(864)	(25,772)

Financing activities
Proceeds from borrowings	20,300	23,500
Repayments on notes payable and long-term debt	(45,911)	(8,111)
Treasury stock purchases	(26)	(1,112)
Common stock dividends paid	(3,749)	(3,733)
Proceeds from stock option exercises	586	1,034
Excess tax benefit from stock-based compensation exercises	161	14
Other - net	(347)	(364)

Net cash provided/(required) by financing activities	(28,986)	11,228

Net increase/(decrease) in cash and cash equivalents	(952)	2,370
Cash and cash equivalents at beginning of year	4,783	2,413

Cash and cash equivalents at end of year	$3,831	4,783

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2010	2009	2010	2009
Capital expenditures
Woodlands	$2,549	17,551	6,144	25,075
Mills	1,924	948	5,330	3,006
Real Estate (includes development expenditures)	2,299	3,757	3,859	4,464
Corporate	35	110	235	160

Total capital expenditures	$6,807	22,366	15,568	32,705

Woodlands
Pine sawtimber harvested from fee lands - tons	134,602	119,240	609,867	578,646
Pine sawtimber price - per ton	$28	28	27	29

Timberland sales - acres	2,939	2,400	4,061	4,051
Timberland sales price - per acre	$1,500	1,600	1,600	1,700

Mills
Finished lumber sales - thousands of board feet	68,166	49,696	270,834	232,208
Finished lumber price - per thousand board feet	$245	265	290	250

Real Estate
Residential
Lots sold	15	5	28	14
Average sales price - per lot	$68,900	100,900	81,400	73,100

Commercial
Acres sold	—	18	19	18
Average sales price - per acre	$—	225,000	334,000	225,000